Exhibit 99.1

NEWS RELEASE

MRV REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

Chatsworth, CA — October 22, 2003 – MRV COMMUNICATIONS, INC. (Nasdaq: MRVC) today reported its financial results for the third quarter ended September 30, 2003.

Net loss for the third quarter of 2003 was $5.9 million, or $0.06 per share, compared to a net loss of $9.8 million, or $0.10 per share for the prior quarter, and a net loss of $117.1 million, or $1.24 per share, for the third quarter of 2002. Revenues for the third quarter of 2003 were $56.8 million compared to $62.0 million for the prior quarter, and $60.8 million for the third quarter last year.

Outlook
For the fourth quarter, the Company expects mid to high single digit percentage improvement in both its top and bottom line.

Noam Lotan, president and CEO, commented: “We are pleased with the consistent improvements MRV is making. During the quarter, we have upgraded our channel partners, introduced several new products and executed on our marketing initiatives. We reduced our cash consumption to $4.1 million in the third quarter of 2003, compared to $12.3 million in the previous quarter. Overall North American sales improved 7% sequentially. Sales from our optical component division, Luminent, also increased 7% sequentially.”

Forward-Looking Statements
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. For example, our statements regarding our expected revenues and net loss for the third quarter ending September 30, 2003 are forward-looking statements. Actual results could differ materially because of the following factors, among others, which may cause revenues and income (loss) to fall short of anticipated levels: vigorous competition relating to our entry into new markets or from our existing markets, market acceptance of new products, continued acceptance of existing products and continued success in selling the products of other companies, product price discounts, the timing and amount of significant orders from customers, delays in product development and related product release schedules; obsolete inventory or product returns; warranty and other claims on products; technological shifts; the availability of competitive products at prices below MRV’s prices; the continued ability to protect MRV’s intellectual property rights; changes in product mix; maturing product life cycles; product sale terms and conditions; currency fluctuations; implementation of operating cost structures that align with revenue growth; the financial condition of MRV’s customers and vendors; adverse results in litigation; the impact of legislative actions, higher insurance costs and potential new accounting pronouncements; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in MRV’s operations and security arrangements; the effects of travel restrictions and quarantines associated with major health problems, such as the Severe Acute Respiratory Syndrome, on general economic activity; and continued softness in corporate information technology spending or other changes in general economic conditions that affect demand for MRV’s products.

For further information regarding risks and uncertainties associated with MRV’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting MRV’s investor relations department at (818) 886-6782 or at MRV’s investor relations website at http://www.mrv.com.

All information in this release is as of October 22, 2003. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

—MORE—

About MRV Communications, Inc.
MRV designs, manufactures, sells, distributes, integrates and supports network infrastructure equipment and services, and optical components. MRV conducts its business along three principal segments: the networking group, the optical components group and development stage enterprises. MRV’s networking group provides equipment used by commercial customers, governments and telecommunications service providers, and include switches, routers, network physical infrastructure equipment and remote device management equipment as well as specialized networking products for defense and aerospace applications. MRV’s optical components group designs, manufactures and sells optical communications components, primarily through its wholly owned subsidiary, Luminent, Inc., www.luminent.com . These components include fiber optic transceivers and discrete lasers, as well as components for Fiber-to-the-Premises, or FTTP, applications. MRV markets and sells its products worldwide, through a variety of channels, which include a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as MRV products. Such specialization enhances access to customers and allows MRV to penetrate targeted vertical and regional markets. For more information, call MRV at 818/773-0900 or visit www.mrv.com .

Simultaneous Webcast and Teleconference Information
MRV Communications, Inc. will host a teleconference at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time on Wednesday, October 22, 2003 to discuss third quarter 2003 results. To participate via telephone, the dial-in number is 617-847-3007, access code 54338055. Please call ten minutes prior to the scheduled conference call time. For live Webcasting, please go to the MRV Web site at www.mrv.com.

The conference call will be archived on the MRV Web site. A replay will be accessible by telephone after 8:00 p.m. Eastern/5:00 p.m. Pacific on October 22, 2003 through 8:00 pm Eastern Time, October 24, 2003. To replay the call, dial 617-801-6888 using the access code 21784876.

Media/Investor Relations Contact
          Diana L. Hayden, 818-886-6782, ir@mrv.com

MRV Communications, Inc.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended

	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2003	2002

Net revenue	$56,817	$60,833	$169,892	$184,878
Cost of goods sold	38,397	43,377	117,044	127,205

Gross profit	18,420	17,456	52,848	57,673
Operating costs and expenses:
Product development and engineering	8,088	11,681	23,714	41,726
Selling, general and administrative	16,832	21,365	45,432	69,224
Amortization of intangibles	9	29	25	86
Impairment loss on long-lived assets	—	16,516	—	16,516
Impairment loss on goodwill and other intangibles	356	72,697	356	72,697

Total operating costs and expenses	25,285	122,288	69,527	200,249

Operating loss	(6,865)	(104,832)	(16,679)	(142,576)
Other expense, net	526	374	5,930	10,328

Loss before minority interest, provision for taxes, extraordinary gain, and cumulative effect of an accounting change	(7,391)	(105,206)	(22,609)	(152,904)
Minority interest	51	43	79	145
Provision for taxes	412	11,869	1,333	12,911

Loss before extraordinary gain and cumulative effect of an accounting change	(7,854)	(117,118)	(24,021)	(165,960)
Extraordinary gain, net of tax	1,950	—	1,950	—
Cumulative effect of an accounting change	—	—	—	(296,355)

Net loss	$(5,904)	$(117,118)	$(22,071)	$(462,315)

Earnings per share:
Basic and diluted loss per share:
Loss before extraordinary gain and cumulative effect of an accounting change	$(0.08)	$(1.24)	$(0.24)	$(1.85)
Extraordinary gain, net of tax	$0.02	$—	$0.02	$—
Cumulative effect of an accounting change	$—	$—	$—	$(3.30)
Net loss	$(0.06)	$(1.24)	$(0.22)	$(5.15)
Weighted average number of shares:
Basic and diluted	103,097	94,351	101,152	89,800

MRV Communications, Inc.

Balance Sheets

(In thousands)

	Sept. 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$75,136	$100,618
Short-term marketable securities	1,666	11,738
Time deposits	1,711	2,789
Accounts receivable, net	52,297	50,965
Inventories	35,857	32,695
Other current assets	4,694	11,283

Total current assets	171,361	210,088
Property and equipment, net	27,761	35,169
Goodwill	29,965	29,740
Intangibles	110	135
Long-term marketable securities	9,158	1,447
Deferred income taxes	3,314	2,637
Investments	3,063	3,063
Other assets	2,030	2,524

	$246,762	$284,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and short-term obligations	$2,790	$7,393
Convertible subordinated notes	—	32,418
Accounts payable	42,590	41,308
Accrued liabilities	24,872	31,542
Deferred revenue	3,540	3,950
Other current liabilities	3,044	2,289

Total current liabilities	76,836	118,900
Long-term debt	349	390
Convertible notes	23,000	—
Other long-term liabilities	4,293	3,666
Minority interest	5,284	7,371
Commitments and contingencies
Stockholders’ equity	137,000	154,476

	$246,762	$284,803

###